Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

OPHTHALIX INC.

(A Delaware Corporation)

OPHTHALIX INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: By a special meeting of the Board of Directors duly held and consent of the majority stockholders of the Corporation, resolutions were duly adopted amending Section 3.1 of Article III of the Certificate of Incorporation for OphthaliX Inc.  The resolution summarizing the proposed amendment is as follows:

RESOLVED, the majority stockholder and the Board of Directors believe it is in the best interest of the Corporation to amend the Corporation’s Certificate of Incorporation to reflect the outstanding shares of Common Stock of the Company be reverse split at the rate of one share for each four and one-half shares outstanding effective the close of business on August 6, 2013, with fractional shares rounded up to the nearest whole share.

SECOND: That upon the effectiveness of this Certificate of Amendment, Section 3.1 of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

3.1

Authorized Shares.

(i)

The total number of shares of stock which the corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

(ii)

Reverse Stock Split. Effective the close of business on August 6, 2013, the outstanding shares of Common Stock of the Company shall be reverse split at the rate of one share for each four and one-half shares outstanding with fractional shares rounded up to the nearest whole share.

THIRD: That thereafter, pursuant to resolution of its Board of Directors and written consent of the majority stockholder, the amendment was properly approved in accordance with Delaware law.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment shall become effective on August 6, 2013.

IN WITHNESS WHEREOF, said Corporation has caused this certificate to be signed by its Chief Executive Officer this 18th day of July, 2013.

OPHTHALIX INC.

By: /s/ Barak Singer

Barak Singer, Chief Executive Officer